As filed with the Securities and Exchange Commission on February
     12, 1999
                               Registration No.  333-_____


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                         THE GOLDFIELD CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

   Delaware            100 Rialto Place, Suite 500             88-0031580
(State or Other           Melbourne, FL  32901              (I.R.S. Employer
Jurisdiction of             (407) 724-1700                 Identification No.)
Incorporation or     (Address, including Zip Code of
Organization)          Principal Executive Offices)


                        The Goldfield Corporation
                         1998 Executive Long-Term
                              Incentive Plan
                        (Full Title of the Plan)

                             John M. Starling
                                Secretary
                         The Goldfield Corporation
                        100 Rialto Place, Suite 500
                         Melbourne, Florida  32901
                             (407) 724-1700
            (Name, Address and Telephone Number, Including
                     Area Code, of Agent For Service)

                             With a copy to:
                             David P. Bicks
                    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                        New York, New York  10019
                             (212) 424-8000


                     CALCULATION OF REGISTRATION FEE

                                         Proposed      Proposed
                                         Maximum       Maximum
  Title of Each                          Offering      Aggregate     Amount Of
Class Of Securities    Amount To Be     Price Per      Offering    Registration
 To Be Registered       Registered        Share         Price           Fee

Common Stock, par
value $0.10 per
share               1,300,000 shares (1)  $.203125 (2)  $264,063 (2)   $74 (2)

(1)  In accordance with Rule 416 under the Securities Act of 1933, as amended
(the "Securities Act"), this Registration Statement also covers such additional number of shares as may be made available for issuance by reason of the operation of the anti-dilution provisions of The Goldfield Corporation
1998 Executive Long-Term Incentive Plan.

(2) The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(h) under the Securities Act of 1933 and is based upon the average of the high and low sale prices of the Common Stock, par value $0.10 per share, of The Goldfield Corporation as reported in the consolidated reporting system on February 9, 1998.


                                 PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3.        Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by The Goldfield Corporation (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and

          (e) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


     Item 6.        Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Other subsections of DGCL Section 145 further provide that to the extent a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section Seven of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. This section further provides that no director of the Registrant shall be personally liable to the Registrant or to its stockholders for monetary damages arising out of or resulting from any breach of his fiduciary duty as a director, provided, however, that this shall not apply where such liability arises out of or results from: (a) the breach by such director of his duty of loyalty to the Registrant or its stockholders; (b) any act or omission of such director not in good faith or which involves intentional misconduct or a knowing violation of the law; (c) any transaction from which such director derives an improper personal benefit; or (d) any payment of or dividend on or any purchase or redemption of the capital stock of the Registrant in violation of the provisions of Section 174 of the DGCL.

     DGCL Section 145 provides that any indemnification provided for therein may only be made upon a determination by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a designated committee of directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders that the indemnitee has met the standard of conduct required by Section 145 entitling him to such indemnification.

     Article XIII of the Registrant's Bylaws provides that, to the extent not inconsistent with Delaware law as in effect from time to time, the Registrant shall indemnify each person (and his heirs, executors, administrators and other legal representatives) who is, or shall have been, a director, officer or employee of the Registrant against all liabilities and expenses (including judgments, fines, penalties and attorneys' fees) reasonably incurred by or finally determined against such person in connection with or arising out of any action, suit or proceeding in which said person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his having been a director, officer or employee of the Registrant, except in relation to matters as to which any such person shall be finally adjudged in such action, suit or proceeding to have been liable for misconduct or negligence in the performance of his duty to the Registrant, or in respect of any action, suit or proceeding based on
     Section 16(b) of the Federal Securities Exchange Act of 1934 or any other Federal or State statutory provisions similar thereto; provided, however, that with respect to any fines, penalties and other costs and expenses imposed upon such person in connection with any criminal action or proceeding, indemnification shall not be made unless the Registrant shall have received an opinion of independent counsel to the effect that, with respect to the matter or matters out of which such action or proceeding arose, such person was not liable for misconduct or negligence in the performance of his duty to the Registrant and that such person acted in good faith, for a purpose which he reasonably believed to be in the best interests of the Registrant and had no reasonable cause to believe that his conduct was unlawful.

     In addition, Article XIII of the Registrant's Bylaws provides that the indemnification also applies to all amounts paid in compromise or in settlement, and all expenses reasonably incurred in connection therewith, provided that prior to such indemnification the Registrant shall have received an opinion of independent counsel to the effect that a person making such compromise or settlement would not have been liable for misconduct or negligence in the performance of his duty to the Registrant in connection with the matter or matters out of which such compromise or settlement arose.

     Also, Article XIII of the Registrant's Bylaws permits the Registrant to, if authorized by the directors, prior to final adjudication or compromise or settlement of the matter or matters as to which indemnification is claimed, advance to such person all expenses imposed upon or incurred by him to the date of such request if the Registrant shall have received substantially concurrently with any such request an opinion of independent counsel to the effect that it is probable that, upon termination of the action, suit or proceeding or threatened action as to which such reimbursement is sought, such person will be entitled to indemnification under the Registrant's Bylaws.

     DGCL Section 145 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. The Registrant has in force and effect a policy insuring the directors and officers of the Registrant against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.


     Item 8.        Exhibits.

        *4(a) Restated Certificate of Incorporation of The Goldfield Corporation, as amended (previously filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987 (File No. 1-7525)).

        *4(b)       Bylaws of The Goldfield Corporation (previously filed as
                    Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987 (File No. 1-7525)).

        5           Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

        23(a) Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in Exhibit 5).

        23(b)       Consent of KPMG LLP.

        24          Power of Attorney (included on signature page).
     ____________________
        * Incorporated herein by reference.


     Item 9.        Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
     (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Melbourne, state of Florida, on this 12th day of February, 1999.



                              THE GOLDFIELD CORPORATION
                                      (Registrant)


                              By:       /s/
                              Name:     John H. Sottile
                              Title:    President, Chief Executive
                                        Officer and Chairman of the
                                        Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below hereby appoints and constitutes John H. Sottile as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute in the name and on behalf of such person any amendment to this registration statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.


                             By:    /s/
                             Name:  John H. Sottile
                             Title: President, Chief Executive
                                    Officer and Chairman of the
                                    Board of Directors
                             Date:  February 12, 1999


                             By:    /s/
                             Name:  Stephen R. Wherry
                             Title: Vice President, Finance
                                    and Chief Financial Officer
                                    (Principal Financial Officer),
                                    Treasurer and Principal
                                    Accounting Officer
                             Date:  February 12, 1999


                             By:    /s/
                             Name:  John M. Starling
                             Title: Director and Secretary
                             Date:  February 12, 1999


                             By:    /s/
                             Name:  John P. Fazzini
                             Title: Director
                             Date:  February 12, 1999


                             By:    /s/
                             Name:  Danforth E. Leitner
                             Title: Director
                             Date:  February 12, 1999


                             By:     /s/
                             Name:   Dwight W. Severs
                             Title:  Director
                             Date:   February 12, 1999



                               EXHIBIT INDEX


     Exhibit
     Number            Description of Document                      Page

     *4(a)   Restated Certificate of Incorporation of The
             Goldfield Corporation, as amended (previously filed as Exhibit 3.1 to the Registrant's
             Annual Report on Form 10-K for the year ended
             December 31, 1987 (File No. 1-7525)).

     *4(b) Bylaws of The Goldfield Corporation (previously filed as Exhibit 3.2 to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1987 (File No. 1-7525)).

       5     Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.       II-9

     23(a)   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
             (contained in Exhibit 5)                                II-9

     23(b)   Consent of KPMG LLP.                                    II-10

     24      Power of Attorney (included on signature page).         II-6

     ____________________
     * Incorporated herein by reference.



                                                               Exhibit 5


     February 11, 1999



     The Goldfield Corporation
     100 Rialto Place, Suite 500
     Melbourne, Florida  32901

     Ladies and Gentlemen:

     We are acting as counsel for The Goldfield Corporation, a Delaware corporation, in connection with the registration on Form S-8 of 1,300,000 shares of Common Stock, $0.10 par value (the "Stock") for offer and sale pursuant to The Goldfield Corporation 1998 Executive Long-Term Incentive Plan (the "Plan").

     We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

     Based on the foregoing, we are of the opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, the Stock will be validly issued, fully paid and non-assessable.

     Our opinion set forth herein is limited in all cases to matters arising under the laws of the State of New York, the General Corporation law of the State of Delaware and the federal laws of the United States. We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     Very truly yours,


     /s/
     LeBoeuf, Lamb, Greene & MacRae, L.L.P.


                                                              EXHIBIT 23(b)


                        CONSENT OF INDEPENDENT AUDITORS

     The Board of Directors
     The Goldfield Corporation

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Goldfield Corporation of our report dated February 20, 1998, with respect to the consolidated balance sheets of The Goldfield Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Annual Report on Form 10-K of The Goldfield Corporation.


     /s/
     KPMG LLP
     Orlando, Florida

     February 11, 1999